UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Western Refining, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

May 28, 2014

Dear Shareholder:

We recently distributed the Proxy Statement (the “2014 Proxy Statement”) for the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) of Western Refining, Inc. (the “Company”) to be held on June 4, 2014, for shareholders of record at the close of business on April 8, 2014. We are providing this additional soliciting material in response to a voting recommendation from Institutional Shareholder Services, Inc. (“ISS”), a shareholder proxy advisory firm, that relates to Mr. L. Frederick Francis, a nominee for our Board of Directors (the “Board”). We are also revising the information contained under the heading “Compensation Committee Interlocks and Insider Participation” of our 2014 Proxy Statement.

Mr. Francis has been categorized by ISS as a “non-independent member” based on ISS’s own independence criteria which is different than the criteria established by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”). We understand this categorization is due to the service by Mr. Paul L. Foster, Executive Chairman and Chairman of our Board, as a member of the board of directors of WestStar Bank, an El Paso, Texas based private bank where Mr. Francis serves as the Executive Chairman and a member of its board of directors.

The Board has determined that Mr. Francis satisfies the independence requirements of the NYSE and the SEC. The process followed by the Board in making its independence determination is fully described in the Company’s 2014 Proxy Statement.

The Board unanimously recommends a vote “FOR” each of its nominees for director, including Mr. Francis.

* * *
The Company hereby amends and restates in its entirety the information contained on page 43 of its 2014 Proxy Statement under the heading “Compensation Committee Interlocks and Insider Participation” with the following:

“Mr. Foster is an executive officer of the Company. As previously disclosed, during 2013, Mr. Foster served as a director of WestStar Bank, an El Paso, Texas based private bank, where Mr. Francis, a member of the Compensation Committee of the Board, is the Executive Chairman. Mr. Foster does not serve on the compensation committee of WestStar Bank. Furthermore, as also previously disclosed, Mr. Ralph Schmidt, a member of the Compensation Committee of the Board, was an officer of the Company until his retirement in August 2006.”

There are no other revisions to the 2014 Proxy Statement.

* * *
This letter should be read together with the 2014 Proxy Statement, which along with the related form of proxy and our Annual Report to Shareholders for the year ended December 31, 2013, are available free of charge at www.proxydocs.com/wnr.

If you are a shareholder of record as of April 8, 2014, and have already delivered a proxy with respect to the Annual Meeting, you do not need to take any further action at this time unless you wish to revoke your proxy or change your vote on any of the proposals. You may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. You can change your vote in any of the following ways:

•	Online at www.proxypush.com/wnr or by telephone at 866-390-5269 in which case only your latest online or telephone proxy submitted prior to being voted at the Annual Meeting will be counted;

•	Delivering to the Company's Secretary a written revocation notice with a date later than the date of your proxy card;

•	Signing and delivering to the Company's Secretary a later-dated proxy card relating to the same shares; or

•
Attending the Annual Meeting in person and either submitting a new proxy card or submitting a written revocation at the Annual Meeting and then voting your shares in person by completing a floor ballot.

Your vote is important. We ask that you consider the information included in this letter and the 2014 Proxy Statement when casting your vote.

By Order of the Board of Directors,

Lowry Barfield
Senior Vice President - Legal, General Counsel and Secretary

El Paso, Texas
May 28, 2014